EXHIBIT 4(P)

                   THIRD AMENDMENT TO SECURED PROMISSORY NOTE

     This Third Amendment to Secured Promissory Note ("Amendment") is made and entered into as of the 15th day of November, 1998, by and between CONSUMAT ENVIRONMENTAL SYSTEMS, INC. ("Borrower"), a Virginia corporation, and SIRROM INVESTMENTS, INC. ("Lender"), a Tennessee corporation.

                              W I T N E S S E T H:

     WHEREAS, Borrower has previously executed that Secured Promissory Note dated July 17, 1997, payable to order of Lender in the original principal amount of $500,000, as amended by that First Amendment to Promissory Note dated as of June 16, 1998, and that Second Amendment to Promissory Note dated as of August 16, 1998(the "Note");

     WHEREAS, Lender and Borrower wish to amend the Note;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

     1. Amendment of Note. The Note is hereby amended by deleting the second paragraph on page one and substituting the following therefor:

               One payment of principal in the amount of $250,000.00 shall become due and payable on July 16, 1998. Interest on the outstanding principal balance shall be due and payable monthly, in arrears, with the first installment being payable on the first
               (1st) day of September, 1997, and subsequent installments being payable on the first day of each succeeding month thereafter until July 15, 1999 (the "Maturity Date"), at which time the entire outstanding principal balance, together with accrued but unpaid interest, shall be immediately due and payable in full.

     2. Full Force and Effect. The Note remains in full effect, as amended hereby.

     3. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Tennessee

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 .
                      Executed as of the date stated above.


                                     SIRROM INVESTMENTS, INC.


                                     By:

                                     Title:


ATTEST:                              CONSUMAT ENVIRONMENTAL SYSTEMS, INC.
By:_____________________
     Secretary                       By:

                                     Title: